Exhibit 10.1

LA QUINTA CORPORATION
2005 ANNUAL BONUS PROGRAM

INTRODUCTION

The Annual Bonus Program provides a clear connection between financial rewards and specific business objectives that are the personal responsibility of each individual who is eligible for the bonus plan. The achievement of these business objectives is a direct measure of the efforts and results of the individual. The attainment of these objectives supports the overall success of La Quinta.

This bonus program provides incentives to selected Corporate Management. The plan includes a component of total compensation that is linked to both the achievement of our business objectives and individual performance.

OBJECTIVES

1.	Link actual performance with financial incentives.

2.	Provide enhanced rewards for exceeding budgeted financial returns.

3.	Provide a financial incentive to achieve the business objectives.

PURPOSE

The purpose of this plan is to provide incentives for the achievement of company results. This document provides information that enables the individual, at the beginning of the year, to have a clear understanding of the financial rewards that can be earned for achieving specific performance objectives and standards.

The principal cornerstones of this program are:

1.	Bonus amounts are earned each year. These rewards must be earned through actual performance.

2.	Maximize EBITDA.

3.	Increase Corporate Revenues.

4.	Increase Franchise success as determined by increased RevPAR and contribution to EBITDA.

5.	Improve Guest Satisfaction.

6.	Increase RevPAR.

7.	Control costs.

8.	Achieve individual objectives.

PARTICIPATION

Participation in the plan is limited to Corporate Management. Determination of membership in the plan is the sole responsibility of the Board of Directors Compensation Committee.

After the Compensation Committee has approved participation in the plan, each senior executive will receive the necessary materials in order to enable him/her to communicate the plan to participants in their area of responsibility.

ELIGIBILITY

•	Executive Committee Members – Job titles such as: CEO, President, Executive Vice President, Senior Vice President, etc.

•	Corporate Vice Presidents – Job titles such as: Controller, Development Services, Reservation Systems, Revenue Management, Risk Management, Sales, Tax, RVP’s, etc.

•	Corporate Directors – Job titles such as: Cash Management, Construction Services, Assistant Treasurer, Assistant Controller, Relationship Marketing, Training, etc.

•	Corporate Managers – Job titles such as: System Development, Field Marketing, Corporate Tax, General Accounting, Payroll, Hotel General Managers, etc.

•	Corporate Staff – Job titles such as: Benefits Specialist, Staff Accountant, Contracts Administrator, Administrative Assistant, Accounting Clerk, etc.

•	Other selected position titles – As determined by senior management.

Individuals are eligible for participation in the Annual Bonus Program:

A.	If the individual has not voluntarily or involuntarily terminated employment prior to the date incentive payments are issued.

B.	In cases where an eligible individual has been transferred or promoted by Sept. 30th of the year, the bonus payout will be pro-rated according to the number of rounded whole months in each position. In cases where an eligible individual has been transferred or promoted on or after October 1st of the year, the bonus payout will be based on the location, bonus percentage entitlement, etc. of the old position/location for the entire year (as if the promotion/transfer had not occurred).

C.	In cases where an employee takes or omits to take any action that could result in termination of that employee, including but not limited to manipulation of expenses or revenues, the entire bonus for the employee will be at risk of forfeiture as determined by the Compensation Committee.

ADMINISTRATION

The Board of Directors Compensation Committee is the sole interpreter and arbitrator of these provisions and has the right to amend, withdraw, or revoke them at any time. Recommended bonus payments (including any bonus amounts above target) are not final until approved by the Compensation Committee.

DEFINITIONS

Pay is defined as the regular base pay earned during the year, as accounted for by the Payroll system. It does not include any other bonus, auto allowance, relocation reimbursements, or other similar types of payments received by the individual.

Threshold is defined as the minimum level of achievement eligible for a bonus payment.

Target is defined as the planned level of achievement in the annual budget.

Quantitative goals are goals based on numbers set forth in the annual budget or operations plan. Financial goals such as IOC, EBITDA, Revenue or a Guest Satisfaction target are examples of quantitative goals.

Qualitative goals are individual goals determined between the individual and his/her supervisor.

Department budget is the budget for the department for which the bonus eligible person is responsible.

Maximum Bonus is defined as the highest achievable annual bonus amount and is equal to two times the target amount.

TARGET BONUS OPPORTUNITIES

Bonus opportunities are established through a goal setting exercise for each individual’s immediate area of responsibility. The bonus opportunities are divided into quantitative and qualitative categories.

The qualitative component of each individual’s bonus is determined by the achievement of individual business objectives. The weighting for achievement of business objectives varies by individual.

The individual and his/her immediate supervisor at the beginning of the year set individual business objectives. These objectives may be revised, eliminated, or amended by the CEO during the course of the plan year depending on changes in business needs and conditions. Changes to the CEO’s MBO’s must be approved by the Compensation Committee. Each business objective is given target points that represent the importance of the objective. The total number of target points must be 100. At the end of the year, the supervisor rates performance toward the achievement of the business objectives by assigning achieved points for each objective. If the objective is achieved, the assigned points equal the target points. If the objective is not achieved, the assigned points are a percentage of the target points. This percentage represents the degree to which the objective was completed. The achieved points determine the bonus amount paid, subject to the minimum required performance level.

BONUSES ABOVE TARGET

A bonus amount above the target bonus level can be earned (up to the Maximum Bonus amount) by exceeding expectations for planned objectives and exceptional performance. An individual who exceeded their objectives or, who achieved unexpected results by overcoming unforeseen or difficult business conditions, can earn an additional bonus payment based on the discretion of the Executive Committee member and with the approval of the CEO and the Compensation Committee. The amount of the additional bonus awarded is completely discretionary within the range of payment established for that position, without limitation by component.

Reasons for granting this additional bonus are demonstrating leadership and management ability by exceptionally:

•	Overcoming adverse business conditions and obstacles, or foreseeing issues to avoid problems that would have had an adverse impact on Company results.

•	Enhancing La Quinta’s shareholder value.

•	Achieving outstanding results.

•	Acting individually or as a member of a team to complete special assignments that are especially critical to the success of the Company.

Where possible, the above accomplishments are to be supported by measurable results. Recommendations for an additional bonus are submitted to Executive Committee members.

DISCRETIONARY ADJUSTMENT FACTOR

The Compensation Committee may adjust any participant’s bonus amount by up to 20% of the actual bonus amount otherwise earned, in order to address extraordinary or unusual performance and/or events, notwithstanding the failure to meet established bonus criteria. This is in addition to the Committee’s ability to pay bonuses above the target level.

BONUS AWARDS

All Bonus components (i.e., quantitative and qualitative goals) are earned separately. The awarding of any single bonus component is not contingent upon the achievement of any other bonus component. The Executive Committee will review all bonus recommendations with approval by the CEO prior to submission to the Compensation Committee for final approval. All bonus award recipients and their bonus payments shall be at the complete discretion of the Compensation Committee.

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